CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Interest of Named Experts and Counsel”, and the inclusion of our report dated April 7, 2015, for the years ended December 31, 2014 and 2013 related to the consolidated financial statements of Breathe eCig Corp. (Formerly DNA Precious Metals, Inc.) included in its Annual Report (Form 10-K) for the year ended December 31, 2014 filed with the Securities and Exchange Commission, which appears in Breathe eCig Corp.’s Registration Statement on Form S-1 filed on August 17, 2015.

/s/ KBL, LLP

KBL, LLP
New York, NY
August 17, 2015

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